Exhibit 10.25

[Execution Copy]

TERMINATION OF MERGER AGREEMENT AND EXCHANGE AGREEMENT

THIS TERMINATION OF MERGER AGREEMENT AND EXCHANGE AGREEMENT (this “Agreement”) is dated as of July 30, 2004, by and between Earle M. Jorgensen Holding Company, Inc. (“Holding”) and Earle M. Jorgensen Company (“Company”).  All terms not otherwise defined herein shall have such meanings as are set forth in the Merger Agreement (as defined below).

WHEREAS, Holding, the Company and EMJ Metals LLC entered into that certain Merger Agreement (the “Merger Agreement”) dated as of December 18, 2003, pursuant to which the parties agreed, among other things, that at the Effective Time (a) Holding would be merged with and into EMJ Metals LLC and the separate corporate existence of Holding shall cease and EMJ Metals LLC shall be the surviving entity and (b) all issued and outstanding shares of Holding’s common stock, Holding’s 13% Cumulative Preferred Stock, $0.01 par value, and Holding’s Variable Rate Cumulative Preferred Stock, $0.01 par value would be converted into shares of common stock (the “Common Stock”), par value $0.001 per share of the Company;

WHEREAS, Holding, the Company and certain stockholders and noteholders of Holding entered into that certain Exchange Agreement (the “Exchange Agreement”) dated as of December 18, 2003, pursuant to which the parties agreed, among other things, that KIA IV would exchange its Series A Variable Rate Senior Notes and each of its Holding Warrants for Common Stock;

WHEREAS, Section 12.1 of the Merger Agreement provides, among other things, that the Company or Holding may terminate the Merger Agreement if the Merger shall not have been consummated by May 31, 2004;

WHEREAS, Section 7.1 of the Exchange Agreement provides that the Exchange Agreement shall terminate upon the earlier to occur of (a) the Effective Time and (b) termination of the Merger Agreement;

WHEREAS, Section 9.5 of the Merger Agreement provides, among other things, that from the date of the Merger Agreement through the Effective Time, neither Holding nor the Company shall declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of its shares of capital stock;

WHEREAS, Section 9.6 of the Merger Agreement provides that KIA IV agrees to waive until the Effective Time, or if earlier, the date that the Merger Agreement is terminated its right to declare Holding in default and accelerate payment of all amount due on the Series A Variable Rate Senior Notes on account of the failure to pay any interest or any other amounts due from December 1, 2003 through the Effective Time.

WHEREAS, Holding and the Company collectively desire to terminate the Merger Agreement with the effect of also terminating the Exchange Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1.             Termination of Merger Agreement.  Pursuant to Section 12.1 of the Merger Agreement, the parties hereby agree that, effective immediately, the Merger Agreement is terminated in its entirety, shall be of no further force or effect and the rights and obligations of all parties thereto will be terminated and cancelled, including, without limitation, the covenants contained in Section 9.5 and Section 9.6 of the Merger Agreement.

2.             Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

EARLE M. JORGENSEN COMPANY

	By:	/s/ William S. Johnson
	Its:	Vice President and Chief Financial Officer

EARLE M. JORGENSEN HOLDING COMPANY, INC.

:	By:	/s/ William S. Johnson
	Its:	Vice President and Chief Financial Officer